As filed with the Securities and Exchange Commission on December 16, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CONTEXTLOGIC INC.

(Exact name of Registrant as specified in its charter)

Delaware	27-2930953
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Sansome Street, 40th Floor

San Francisco, CA 94104

(415) 432-7323

(Address of Principal Executive Offices)

ContextLogic Inc. 2020 Equity Incentive Plan

ContextLogic Inc. 2020 Employee Stock Purchase Plan

ContextLogic Inc. 2010 Stock Plan

(Full title of Plan)

Rajat Bahri

Chief Financial Officer

ContextLogic Inc.

One Sansome Street, 40th Floor

San Francisco, CA 94104

(Name and address of agent for service)

(415) 432-7323

(Telephone number, including area code, of agent for service)

Copies to:

Ilan Lovinsky Jeffrey R. Vetter Ryan J. Gunderson Colin G. Conklin Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP One Bush Plaza, Suite 1200 San Francisco, CA 94104 (415) 978-9803	Devang S. Shah Renee Jackson Jilliana Wong ContextLogic Inc. One Sansome Street, 40th Floor San Francisco, CA 94104 (415) 432-7323

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.0001 par value per share
—2020 Equity Incentive Plan	38,119,470(2)	$24.00(7)	$914,867,280.00	$99,812.02
—2020 Employee Stock Purchase Plan	7,500,000(3)	$20.40(8)	$153,000,000.00	$16,692.30
—2010 Stock Plan	134,834,370(4)	— (9)	—	—
Class B Common Stock, $0.0001 par value per share
—2010 Stock Plan (Options)	74,743,650(5)	$0.234 (10)	$17,490,014.10	$1,908.16
—2010 Stock Plan (RSUs)	60,090,720(6)	$24.00(7)	$1,442,177,280.00	$157,341.54
TOTAL	315,288,210		$1,085,357,294.10	$275,754.02

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s Class A Common Stock that become issuable under the Company’s 2020 Equity Incentive Plan, or the 2020 Plan, the 2020 Employee Stock Purchase Plan, or the 2020 ESPP, and the Registrant’s Class A Common Stock or Class B Common Stock that become issuable under the Company’s 2010 Stock Plan, or the 2010 Plan, as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s Class A or Class B Common Stock, as applicable.

(2)

Shares of Class A Common Stock reserved for issuance under the 2020 Plan consist of (a) 36,000,000 shares of Class A Common Stock reserved for issuance under the 2020 Plan, plus (b) 2,119,470 shares of Class A Common Stock, which is equal to the number of shares of Class B Common Stock that were reserved but not issued under the 2010 Plan and are not subject to any awards granted thereunder.

To the extent that shares previously issued pursuant to awards granted under the 2010 Plan are reacquired by the Registrant after the date of this Registration Statement pursuant to a forfeiture provision, repurchase right or for any other reason, or if outstanding awards granted under the 2010 Stock Plan are forfeited, expire or lapse unexercised after the date of this Registration Statement, the shares of Class B Common Stock subject to such awards instead will become available for future issuance as Class A common stock under the 2020 Plan.

(3)	Represents 7,500,000 shares of Class A Common Stock to be issued under the 2020 ESPP.
(4)

Represents Class A Common Stock issuable upon conversion of Class B Common Stock underlying options and restricted stock units outstanding under the 2010 Plan as of the date of this Registration Statement.

(5)

Represents shares of Class B Common Stock reserved for issuance pursuant to outstanding stock option awards under the 2010 Plan as of the date of this Registration Statement. Any such shares of Class B Common Stock that are subject to options under the 2010 Plan that are forfeited, expire or lapse unexercised and otherwise would have been returned to the share reserve under the 2010 Plan will be available for issuance as Class A Common Stock under the 2020 Plan. See footnote 2 above.

(6)

Represents shares of Class B Common Stock reserved for issuance pursuant to restricted stock units outstanding under the 2010 Plan as of the date of this Registration Statement. Any such shares of Class B Common Stock that are subject to restricted stock units under the 2010 Plan that are forfeited, expire or otherwise would have been returned to the share reserve under the 2010 Plan will be available for issuance as Class A Common Stock under the 2020 Plan. See footnote 2 above.

(7)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the initial public offering price of the Registrant’s Class A Common Stock for the Registrant’s initial public offering pursuant to its Registration Statement on Form S-1 (File No. 333-250531) declared effective on December 15, 2020 (the “Initial Public Offering Price”).

(8)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the Initial Public Offering Price, multiplied by 85%. Pursuant to the 2020 ESPP, the purchase price of a share of Class A Common Stock is 85% of the fair market value of the Registrant’s Class A Common Stock.

(9)

Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A Common Stock issuable upon conversion of shares of any Class B Common Stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B Common Stock.

(10)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of $0.234 per share of Registrant’s Class B Common Stock (rounded up to the nearest hundredth).

PART I

Information Required in the Section 10(a) Prospectus

The information specified in this Part I is omitted from this Registration Statement on Form S-8, or the Registration Statement, in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended, or the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission, or the SEC, and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

ContextLogic Inc., or the Registrant, hereby incorporates by reference into this Registration Statement the following documents:

(a)

Amendment No.  1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 7, 2020 (File No. 333-250531), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)

the Registrant’s prospectus dated December 15, 2020 to be filed on or about December 16, 2020 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-250531);

(c)

the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-39775), filed with the SEC on December 8, 2020, including any amendments or reports filed for the purpose of updating such description; and

(d)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

All other reports and documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. The Registrant is not, however, incorporating any documents or information that the Registrant is deemed to furnish and not file in accordance with SEC rules. Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement will be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed incorporated by reference in this Registration Statement modifies or supersedes that statement.

Item 4. Description of Securities

See the description of the Registrant’s Class B Common Stock contained in the registrant’s prospectus dated December 15, 2020 to be filed on or about December 16, 2020 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-250531).

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives any improper personal benefit.

Our amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our amended and restated bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any director, officer, employee, or other enterprise agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

We entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The form of agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of our directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, our restated certificate of incorporation and our amended and restated bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees in connection with a legal proceeding.

We currently carry and intend to continue to carry liability insurance for our directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are incorporated herein by reference.

EXHIBIT INDEX

Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Specimen Class A common stock certificate of the Registrant.	S-1/A	333-250531	4.1	12/7/2020

4.2	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon closing of the Registrant’s public offering.	S-1	333-250531	3.2	11/20/2020

4.3	Form of Amended and Bylaws of the Registrant, to be effective upon closing of the Registrant’s public offering.	S-1	333-250531	3.4	11/20/2020

5.1	Opinion and Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.					X

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.					X

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).					X

24.1	Power of Attorney (contained in the signature page hereto).					X

99.1	2010 Stock Plan, as amended, and forms of agreements thereunder.					X

99.2	2020 Equity Incentive Plan and forms of agreements thereunder.					X

99.3	2020 Employee Stock Purchase Plan.					X

Item 9. Undertakings

A.	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement, and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however , that clauses A(1)(i) and A(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on this 15th day of December, 2020.

CONTEXTLOGIC INC.

By:	/s/ Rajat Bahri
Name:	Rajat Bahri
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Peter Szulczewski, Rajat Bahri, and Devang Shah, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Szulczewski Peter Szulczewski	Chief Executive Officer and Chairperson (Principal Executive Officer)	December 15, 2020

/s/ Rajat Bahri Rajat Bahri	Chief Financial Officer (Principal Financial Officer)	December 15, 2020

/s/ Brett Just Brett Just	Chief Accounting Officer (Principal Accounting Officer)	December 15, 2020

/s/ Julie Bradley Julie Bradley	Director	December 15, 2020

Signature	Title	Date

/s/ Ari Emanuel Ari Emanuel	Director	December 15, 2020

/s/ Joe Lonsdale Joe Lonsdale	Director	December 15, 2020

/s/ Tanzeen Syed Tanzeen Syed	Director	December 15, 2020

/s/ Stephanie Tilenius Stephanie Tilenius	Director	December 15, 2020

/s/ Hans Tung Hans Tung	Director	December 15, 2020